Exhibit 15.1


The Board of Directors
Washington Trust Bancorp, Inc.


S-3 Registration Statement

With respect to the subject registration statement, we acknowledge our awareness of the incorporation by reference of our reports dated April 20, 2000, July 20, 2000 and October 19, 2000 related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or reports prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

Very truly yours,

KPMG LLP
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KPMG LLP
Providence, Rhode Island
November 10, 2000